SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE TITAN CORPORATION

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following press release was issued by the registrant on June 4, 2004.

Exchange Offer and Consent Solicitation Relating

to Titan’s Outstanding 8% Senior Subordinated Notes Due 2011 Extended to June 18, 2004

San Diego, CA-June 4, 2004- The Titan Corporation (NYSE: TTN) announced today that it has further extended its exchange offer and consent solicitation relating to its outstanding 8% Senior Subordinated Notes due 2011. The exchange offer and consent solicitation will now expire at 5:00 p.m., New York City time, on June 18, 2004, unless further extended.

As previously announced, Titan intends to further extend the expiration date as necessary so that the exchange offer expires on the day before the closing of Titan’s pending merger with Lockheed Martin Corporation (NYSE: LMT). The parties continue working to complete the merger as promptly as possible after all conditions are satisfied. These conditions include the adoption of the merger agreement and approval of the merger by Titan’s stockholders at the June 7, 2004 special meeting, and either that Titan must have obtained a written statement from the Criminal Division of the U.S. Department of Justice that it considers its investigation of alleged violations of the Foreign Corrupt Practices Act resolved as to Titan and its subsidiaries and does not intend to pursue any claims as to Titan and its subsidiaries in respect of such alleged violations, or that Titan must have entered into a plea agreement with the Department of Justice and completed the sentencing process including entry of the requisite judgment. Any plea agreement is subject to Lockheed Martin’s prior consent, which may not be unreasonably withheld or delayed.

Either party may terminate the merger agreement if the conditions are not satisfied or waived and the merger is not completed by June 25, 2004, provided that if Titan enters into a plea agreement with the United States Department of Justice Criminal Division on or before June 25, 2004, then the parties may terminate the merger agreement if the merger is not completed by the earlier of three business days after a judgment signed by a United States district court judge has been entered or September 24, 2004.

As some of these conditions are not within the parties’ control, it is impossible at this time to predict when, or if, they will be satisfied and the merger completed. Given these uncertainties, Titan has decided to extend the expiration date for the exchange offer and consent solicitation on a weekly or bi-weekly basis until further information regarding the completion of the merger becomes available. Accordingly, if on June 18, 2004 the parties are not certain that the conditions to the completion of the merger will be satisfied on June 21, 2004, Titan will issue another press release to further extend the exchange offer and consent solicitation.

As of the close of business on June 3, 2004, approximately 71.4% of the $200,000,000 aggregate principal amount of notes issued and outstanding had been tendered for exchange with Deutsche Bank Trust Company Americas, the exchange agent for the exchange offer and consent solicitation, and not withdrawn.

Additional Information About the Merger and Where to Find It

Titan has filed definitive proxy materials with the SEC in connection with the special meeting of stockholders to be held on June 7, 2004 for consideration of the proposed merger with Lockheed

Martin. Stockholders of Titan and investors are urged to read the definitive proxy materials Titan has filed with the SEC and other relevant materials before making any voting decision with respect to the proposed merger because these materials contain important information about Lockheed Martin, Titan and the proposed merger. Documents filed by Lockheed Martin or Titan with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, stockholders and investors may obtain free copies of the documents filed with the SEC by Lockheed Martin by contacting Lockheed Martin Investor Relations, 6801 Rockledge Drive, Bethesda, MD 20817, and (301) 897-6598. Stockholders and investors may obtain free copies of the documents filed with the SEC by Titan by contacting Titan Investor Relations, 3033 Science Park Rd., San Diego, CA 92121, and (858) 552-9400.

About Titan

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers. As a provider of national security solutions, the company has approximately 12,000 employees and annualized sales of approximately $2 billion.

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Forward-Looking Statements

The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Closing of Titan’s proposed merger with Lockheed Martin is subject to approval of Titan’s stockholders, the absence of any material adverse change in Titan and other closing conditions set forth in the amended merger agreement. Risks and uncertainties include risks associated with the proposed merger between Lockheed Martin and Titan and other risks described in the companies’ SEC filings.

Media Contact:

Wil Williams, Vice President Corporate Communications

(858) 552-9724 or wwilliams@titan.com

Investor Relations Contact:

Cathy Kralik, PondelWilkinson

(858) 552-9400 or invest@titan.com